Filed Pursuant to Rule 433
Dated September 12, 2017
Registration Statement No. 333-216744
Relating to
Preliminary Prospectus Supplement Dated September 7, 2017 to
Prospectus dated March 16, 2017

Pitney Bowes Inc.

$300,000,000 3.625% Notes due 2020

Issuer:	Pitney Bowes Inc.

Security:	3.625% Notes due 2020

Size:	$300,000,000 aggregate principal amount

Stated Maturity Date:	September 15, 2020

Coupon:	3.625%

Interest Rate Adjustment:	The interest rate on the notes is subject to adjustment as described in the Preliminary Prospectus Supplement.

Yield to Maturity:	3.709%

Interest Payment Dates:	15th of every March and September, commencing March 15, 2018

Spread to Benchmark Treasury:	T+225 basis points

Benchmark Treasury:	1.500% due August 15, 2020

Benchmark Treasury Price / Yield:	100-03 ¾ / 1.459%

Optional Redemption:
The Issuer may redeem the notes at its option, in whole or in part, at any time or from time to time at a redemption price equal to the sum of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on those notes to the redemption date, plus a make-whole amount, if any, based on the Reinvestment Rate, which is equal to the sum of (i) 0.350% (35 basis points) for the notes and (ii) the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity of those notes or, if no maturity exactly corresponds, yields for the two published maturities most closely corresponding to such maturity shall be calculated as contemplated above and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded in each of such relevant periods to the nearest month.

Special Mandatory Redemption:
In the event that the closing of the Merger (as defined in the Preliminary Prospectus Supplement) has not occurred on or prior to the Termination Date (as defined in the Preliminary Prospectus Supplement), or, if prior to the Termination Date, the Merger Agreement (as defined in the Preliminary Prospectus Supplement) is terminated in accordance with its terms, the Issuer will be required to redeem the notes in whole at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on those notes to the special mandatory redemption date (as defined in the Preliminary Prospectus Supplement).

Change of Control:
If a change of control triggering event (as defined in the Preliminary Prospectus Supplement) occurs with respect to the notes, unless the Issuer has exercised its option to redeem the notes in whole as described above under “Optional Redemption”, or, unless a Special Mandatory Redemption has occurred, the Issuer will be required to make an offer to each holder of notes to repurchase all or any part of that holder’s notes, subject to certain conditions specified in the Preliminary Prospectus Supplement, for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on those notes to the repurchase date.

Price to Public:	99.764% of the principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	September 12, 2017

Settlement Date:	September 15, 2017 (T+3)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
HSBC Securities (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Day Count Convention:	30/360, unadjusted

CUSIP:	724479AM2

ISIN:	US724479AM27

Expected Ratings (Moody’s/S&P/Fitch):	Ba1 / BBB- / BBB-

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Investor Relations of the Issuer collect at 1-203-351-6863.

Pitney Bowes Inc.

$400,000,000 4.700% Notes due 2023

Issuer:	Pitney Bowes Inc.

Security:	4.700% Notes due 2023

Size:	$400,000,000 aggregate principal amount

Stated Maturity Date:	April 1, 2023

Coupon:	4.700%

Interest Rate Adjustment:	The interest rate on the notes is subject to adjustment as described in the Preliminary Prospectus Supplement.

Yield to Maturity:	4.750%

Interest Payment Dates:	1st of every April and October, commencing April 1, 2018

Spread to Benchmark Treasury:	T+300 basis points

Benchmark Treasury:	1.625% due August 31, 2022

Benchmark Treasury Price / Yield:	99-13 / 1.750%

Optional Redemption:
The Issuer may redeem the notes at its option, in whole or in part, at any time or from time to time at a redemption price equal to the sum of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on those notes to the redemption date, plus a make-whole amount, if any, based on the Reinvestment Rate, which is equal to the sum of (i) 0.450% (45 basis points) and (ii) the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity of those notes or, if no maturity exactly corresponds, yields for the two published maturities most closely corresponding to such maturity shall be calculated as contemplated above and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded in each of such relevant periods to the nearest month.

Notwithstanding the immediately preceding paragraph, the Issuer may redeem the notes at its option, in whole or in part, at any time or from time to time on or after March 1, 2023 (1 month prior to maturity), at a redemption price equal to the sum of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on those notes to the redemption date.

Change of Control:
If a change of control triggering event (as defined in the Preliminary Prospectus Supplement) occurs with respect to the notes, unless the Issuer has exercised its option to redeem the notes in whole as described above under “Optional Redemption”, the Issuer will be required to make an offer to each holder of notes to repurchase all or any part of that holder’s notes, subject to certain conditions specified in the Preliminary Prospectus Supplement, for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on those notes to the repurchase date.

Price to Public:	99.756% of the principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	September 12, 2017

Settlement Date:	September 15, 2017 (T+3)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Day Count Convention:	30/360, unadjusted

CUSIP:	724479AN0

ISIN:	US724479AN00

Expected Ratings (Moody’s/S&P/Fitch):	Ba1 / BBB- / BBB-

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Investor Relations of the Issuer collect at 1-203-351-6863.